Globalstar Announces Further Extension of Forbearance Agreement Regarding 5.75% Senior Notes

 Covington, LA, -- (April 29, 2013) – Globalstar, Inc. (OTCBB:GSAT) announced today that the forbearance agreement with respect to the Company’s 5.75% Convertible Senior Notes due 2028 (the “Existing Notes”) has been amended to extend the forbearance period through 11:59 pm (ET) on May 6, 2013 as negotiations with the forbearing noteholders continue. In addition, the extension will allow additional time as the Company seeks to obtain the required consents from the Company’s senior secured lenders with respect to an exchange transaction. To the extent this process is not complete by May 6, 2013, the forbearance agreement may be extended further by agreement of the parties; however, there is no assurance any further extension will be provided.

Jay Monroe, Globalstar’s Chairman and CEO, said, “We continue to work with the noteholders to finalize the terms of an exchange transaction and with the Company’s secured lenders to seek their approvals regarding the proposed exchange. We have made significant progress over the past week and look forward to being able to complete the process in the near-term.”

As described in the Company’s Current Reports on Form 8-K filed on April 1, 2013 and April 23, 2013, pursuant to the forbearance agreement, the forbearing note holders have agreed, during the forbearance period, not to exercise any rights or remedies under the Existing Notes on account of the failure by the Company either to repurchase the Existing Notes upon the April 1, 2013 put date or to make its regularly scheduled April 1, 2013 interest payment (together, the “Specified Defaults”), including without limitation, taking any action to accelerate the Existing Notes. The forbearing note holders have also directed the trustee not to take any action on account of the Specified Defaults..

Any exchange arrangement for the Existing Notes is subject to final negotiation and execution of definitive agreements. Globalstar is seeking the consent of the lenders under its senior secured credit facility to the restructuring; however, there is no assurance such consent will be obtained. Until definitive agreements are negotiated in their entirety and executed, and the transactions contemplated thereby are consummated, there can be no assurance that any debt restructuring will be completed by the end of the forbearance period or at all.

This press release does not constitute an offer to purchase or a solicitation of an offer to purchase any security and does not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Globalstar, Inc.

Globalstar is a leading provider of mobile satellite voice and data services. Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, the SPOT family of mobile satellite consumer products including the SPOT Satellite GPS Messenger and flexible airtime service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational consumers. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. All SPOT products described in Globalstar or SPOT LLC press releases are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

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For further media information:

Globalstar, Inc.

Timothy E. Taylor

(985) 335-1548

For further investor information:

LHA

Jody Burfening/Carolyn Capaccio

(212)-838-3777

ccapaccio@lhai.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding the Company’s ability to complete its launch program and restore the quality of its Duplex service and other statements contained in this release regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Globalstar undertakes no obligation to update any such statements. Additional information on factors that could influence the Company’s financial results is included in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.